Exhibit 10.77

PROFIT SHARING AGREEMENT

This Profit Sharing Agreement (this “Agreement”), which is effective as of July 30, 2010 (the “Effective Date”), is entered into by and between Radiation Therapy Services, Inc., a Florida corporation (“RTS”) and Norton Travis, a natural person (“Travis”). RTS and Travis are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, RTS and/or one or more of its Affiliates (collectively, the “Investor”) is currently evaluating a potential investment of up to $10,000,000 (the “Transaction”) with certain other institutions in an operating company (the “Project Company”) that will develop and manage a proton treatment facility in Manhattan, New York City, New York (the “Project”);

WHEREAS, whether RTS will ultimately engage in the Transaction is subject to many conditions, including without limitation, review and amendment by the Board of Directors of RTS; and

WHEREAS, the Parties desire to enter into this Agreement to enable RTS, subject to the terms and conditions hereof, to share with Travis profits realized by RTS with respect to its investment in the Project Company in the event that RTS does ultimately determine to and engage in the Transaction.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.             Definitions. As used in this Agreement, as of any time, the following terms shall have the following meanings:

“Affiliate” shall mean, when used with reference to another Person, any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person.

“Control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with any Contract; and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Final Liquidity Event” shall mean any of (i) the sale of all or substantially all of the Project Company’s equity securities or consolidated assets, (ii) the liquidation, dissolution or winding up of the Project Company and its subsidiaries, if any, or (iii) the sale of all or substantially all of the Investor’s equity interest in the Project Company to a non-Affiliated third party (other than as permitted in Section 11).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any governmental entity or any group of any of the foregoing.

“Project Completion” shall mean the time when the Project has been fully licensed and has been opened to provide treatment and has treated its first commercial patient.

“Travis Employment Agreement” shall mean the Executive Employment Agreement by and among Radiation Therapy Services Holdings, Inc., RTS and Travis, dated as of February 21, 2008 (as may be amended, modified or supplemented from time to time).

2.           Capital Contribution. Pursuant to the terms that have been discussed among the potential investors in the Project Company to date, it is contemplated that the Investor will make, or will cause to be made, one or more cash investments in the Project Company in an amount up to $10,000,000 (the “Capital Contribution”).

3.           Profit Sharing Between the Investor and Travis.

(a)         In accordance with Sections 3(c) and 4 below, the Investor hereby agrees to share with Travis distributions received by the Investor from the Project Company and the proceeds received by the Investor from any eventual sale or liquidation of the Project Company (“Distributions”), as determined by RTS in its sole discretion, and in each case only with respect to such distributions or proceeds that derive from the Investor’s Capital Contribution and any equity grant to the Investor from the Project Company granted on or prior to the Project Completion (if granted), representing up to 10% of the fully diluted equity of the Project Company. For purposes of distributions, any non-cash property, including securities, will be valued at fair market value as reasonably determined by RTS.

(b)         If, prior to a Final Liquidity Event, cumulative taxable income in excess of cumulative taxable deduction and loss (“Excess Income”) is allocated to Travis from the Project Company by the tax partnership described in Section 7, then, subject to the determination of RTS and to the extent there is available cash from Distributions from the Project Company to the Investor to cover such amounts, the Investor will use a portion of such Distributions to make an advance payment equivalent to a tax distribution to Travis on a quarterly basis at an assumed income tax rate of 40% (the “Tax Funding Payment”), such Tax Funding Payment to apply as an advance payment of any distributions that may be due to Travis pursuant to Section 3(c) of this Agreement. Notwithstanding the foregoing, no Tax Funding Payment shall be made to Travis if Travis has received Distributions pursuant to Section 3(c) that, in the determination of RTS, when taken together with prior Tax Funding Payments, equal or exceed the Excess Income multiplied by the assumed tax rate referenced above.

(c)          Distributions received by the Investor from the Project Company, including distributions received in connection with a Final Liquidity Event will be shared by the Investor and Travis in the following order and priority:

(i)           First, Distributions will be retained by the Investor until the aggregate amount of such Distributions equals the total of the Capital Contribution and an annual return of 15% on the aggregate Capital Contribution (determined, for the avoidance of doubt, without taking into account any taxes paid by the Investor on such Distributions), compounded quarterly (the “Return Hurdle”); provided that, solely for purposes of determining whether the Return Hurdle has been achieved, but not treating any such amounts as an actual Distribution, 50% of any management and billing fees that RTS receives as manager/biller for the Project (such 50% amounts, the “Fee Inclusion Amounts”) shall be taken into consideration in the calculation of the Return Hurdle as if such Fee Inclusion Amounts were Distributions to the Investor.

(ii)          Then, all remaining Distributions will be shared 90% to be retained by the Investor and 10% to be paid to Travis (such sharing of profits to Travis, the “Travis Profit Interest”). Any Tax Funding Payments paid to Travis shall be treated as an advance of payments to Travis pursuant to this clause (ii).

4.           Vesting of Travis’ Rights to Profit Interests.

(a)         Travis (or his successors) shall vest in the right to the Travis Profit Interest at the time of achievement of the following milestones with respect to the Project (as reasonably determined by RTS):

(i)           10% shall vest upon issuance of (or determination of exemption from) the Certificate-of-Need for the Project by New York State;

(ii)          10% shall vest upon execution of formal binding agreement(s) of participating institutions to participate in the Project;

(iii)         10% shall vest upon receipt of committed financing for the Project;

(iv)        10% shall vest upon commencement of construction of the Project; and

(v)         60% shall vest upon Project Completion.

(b)         All vesting of the Travis Profit Interest shall continue for so long as Travis continues to be employed with RTS; provided that the Travis Profit Interest shall continue vesting in accordance with the schedule set forth in clause (a) above (i) if Travis’ employment with RTS is terminated without Cause (as defined in the Travis Employment Agreement) or as a result of RTS determining to not renew Travis’ employment agreement with RTS at the end of the term thereof, (ii) if Travis resigns with Good Reason (as defined in the Travis Employment Agreement) or (ii) upon Travis’ death or Disability (as defined in the Travis Employment Agreement).

(c)          Notwithstanding any provision to the contrary, all vesting of the Travis Profit Interests shall cease immediately upon termination of Travis’ employment for Cause or if Travis resigns from his employment with RTS, including Travis determining to not renew the Travis Employment Agreement with RTS at the end of the term thereof.

(d)         The payment of any amounts to Travis in respect of the Travis Profit Interest shall be further conditioned upon the consummation of the Transaction and Project Completion. Any amounts that would otherwise be paid to Travis in respect of the Travis Profit Interest (to the extent vested) prior to such date shall be held in a segregated account and distributed promptly after such date. In the event that all or any portion of the Travis Profit Interest is forfeited prior to such date whether due to failure to vest or failure of the Project to be completed, any amount held in a segregated account in respect of that portion of the Travis Profit Interests that is forfeited shall be released to RTS.

5.           Method of Calculation. The amounts payable by the Investor to Travis in accordance with Section 3 above shall be determined in good faith by RTS and shall be binding upon the Parties.

6.           Expenses. If the Transaction is not consummated, each Party shall pay its own fees incurred in connection with the Transaction, including the formation of any entities, the raising of capital, the negotiation and preparation of documentation related to the investment in the Project, investment bankers’ and attorneys’ fees, and any other out of pocket expenses. If the Transaction is consummated, then after the closing, RTS shall promptly pay Travis’ documented, reasonable and customary legal fees and expenses related to the negotiation and preparation of documentation of this Agreement and related Agreements in connection with the Transaction.

7.           Partnership for Tax Purposes. This Agreement and the sharing arrangement hereunder shall be treated as creating a partnership between the Parties solely and exclusively for federal and applicable state and local income tax purposes. All income, gains, losses, expenses, deductions and credits with respect to the Investments shall be allocated among the Parties for income tax purposes in a manner that appropriately reflects the distribution entitlements and payment obligations set forth in Section 3, and to the extent affected thereby, Section 4, above, and RTS shall be the “tax matters partner” (as defined in Section 6231 of the United States Internal Revenue Code of 1986, as amended) and shall file, or cause to be filed, all partnership tax returns and reports required to be filed with respect to this Agreement (including annual Internal Revenue Service Form K-1s). RTS and Travis shall reimburse the “tax matters partner,” upon request, for such Party’s pro rata share of all costs and expenses incurred by the “tax matters partner” with respect to the obligations of the “tax matters partner” under this Section 7. All such tax returns shall designate this Agreement and the sharing arrangement hereunder as the “Proton Center Investment Joint Venture.” In accordance with the foregoing, the Parties will have all of the rights to inspect the books and records related to the Transaction that would normally be accorded to a partner in such a partnership under Delaware law.

8.           Conversion to Limited Liability Company Structure. At RTS’ sole discretion, the Parties may form a limited liability company in Delaware or similar entity with the Investor and Travis as members of such entity, which governing definitive documents of such entity reflecting the economic arrangements and other terms and conditions set forth herein.

9.           Conditions and Assumptions. This Agreement is conditioned upon and assumes a Capital Contribution by the Investor of up to $10,000,000. If the aggregate amount of the Capital Contribution by the Investor is required to be more than $13,000,000, this Agreement shall terminate immediately and the Parties shall revisit the terms and conditions provided for herein and negotiate in good faith to revise such terms and conditions as the Parties mutually agree. Additionally, the terms and conditions set forth herein are based on assumptions existing as of the date hereof with respect to the investment returns expected to be generated by the Project. In the event that there is any change in facts which materially reduces the expected return to be generated for the Investor from the Project prior to the time of Project Completion, the Parties shall revisit the terms and conditions provided for herein and negotiate in good faith to revise such terms and conditions as the Parties mutually agree. Nothing herein shall be construed nor shall create any obligations on the part of RTS or any of its Affiliates to continue to pursue a Transaction or to ultimately make an investment in the Project Company, all such discussions and determinations being in RTS’ sole discretion. RTS may abandon the pursuit of a Transaction or of Project Completion (if the Transaction occurs) in its sole discretion, at any time, with or without notice to Travis.

10.         Notices. All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered or mailed by recognized overnight courier, or certified or registered mail, postage prepaid, evidenced by a postal delivery receipt, addressed to the address for such party on file with RTS or to such other address(es) as the party in question may specify from time to time in writing to RTS. Any such notice, demand or communication shall be deemed to have been given on the date of actual delivery or attempted delivery as evidenced by a postal or courier receipt.

11.         Assignment. This Agreement is binding on and for the benefit of the Parties and their respective successors, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by Travis without the consent of RTS other than transfers to (i) irrevocable or revocable trusts for the sole benefit of Travis’ spouse, descendants and parents and (ii) voluntary transfers to Travis’ spouse, descendants and parents. RTS and the Investor may sell, transfer, assign or pledge their rights and obligations hereunder without the consent of Travis.

12.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13.         No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

14.         Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

15.         No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties to this Agreement and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

16.         Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

17.         Interpretation. All questions concerning the construction, validity and interpretation of this Agreement and the transactions giving rise to it and contemplated hereby will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

18.         Arbitration. The Parties hereby agree that any claim, controversy or dispute arising out of this Agreement shall be settled by arbitration pursuant to this Section 18. All arbitration shall be finally and conclusively determined by the decision of a single arbitrator selected by mutual agreement of the Parties, or if the Parties fail to reach agreement on an arbitrator within twenty days, such arbitrator shall thereafter be selected by the American Arbitration Association upon application made to it for a member possessing expertise or experience appropriate to the dispute (such selected arbitrator, the “Selected Arbitrator”). The Selected Arbitrator shall be located in New York, New York, and shall reach and render a decision in writing. In connection with rendering its decisions, the Selected Arbitrator shall adopt and follow such rules and procedures as such Selected Arbitrator deems necessary or appropriate in accordance with the arbitration rules and procedures of the America Arbitration Association. To the extent practical, decisions of the Selected Arbitrator shall be rendered no more than thirty days following commencement of proceedings with respect thereto. The Selected Arbitrator shall cause its written decision to be delivered to the Parties in the manner provided for the giving of notices in Section 10. Any decision made by the Selected Arbitrator (either prior to or after the expiration of such thirty day period) shall be final, binding and conclusive on the Parties and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each Party to any arbitration shall bear its own expense in relation thereto, including such Party’s attorneys’ fees, if any; provided, however, that the expenses and fees of the Selected Arbitrator shall be borne in equal parts by RTS, on the one hand, and Travis, on the other hand.

19.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

20.         Construction. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and clause references contained in this Agreement are references to Sections and clauses in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

21.         Counterparts. This Agreement may be executed in one or more counterparts, including in facsimile or electronic form, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

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[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Kerrin E. Gillespie
Name: Kerrin E. Gillespie
Title: Chief Financial Officer

NORTON TRAVIS

/s/ Norton Travis